Exhibit 10.7

EXECUTION COPY

CONFIDENTIAL

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT,

MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS

THE TYPE THAT THIRD HARMONIC BIO, INC. TREATS AS PRIVATE OR

CONFIDENTIAL.

LICENSE AGREEMENT

This License Agreement (“Agreement”) is entered into as of June 28, 2019 (the “Effective Date”) by and between Novartis International Pharmaceutical Ltd., a for profit corporation with its principal place of business at Lichtstrasse 35, CH-4056 Basel, Switzerland (“Novartis”) and Third Harmonic Bio, Inc. (hereinafter referred to as “NewCo”). Novartis and NewCo are each referred to individually as a “Party” and together as the “Parties.”

Background

Novartis Controls (as defined below) the Licensed Patents and the Licensed Know-How (each as defined below) relating to the Licensed Compounds (as defined below). NewCo is in the business of discovering, developing and commercializing pharmaceutical products, and NewCo wishes to obtain, and Novartis wishes to grant, rights under the Licensed IP (as defined below) to develop, make, use and sell Licensed Products (as defined below) incorporating the Licensed Compounds.

Therefore, the Parties agree as follows:

1. DEFINITIONS AND INTERPRETATION

1.1 Definitions. Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized will have the meanings set forth below, or the meaning as designated in the indicated places throughout this Agreement.

“Accounting Standards” means, with respect to NewCo, US GAAP (Generally Accepted Accounting Principles) and means, with respect to Novartis, IFRS (International Financial Reporting Standards), in each case as generally and consistently applied throughout the Party’s organization. Each Party will promptly notify the other Party if such Party changes the Accounting Standards pursuant to which its records relating to this Agreement are maintained; provided, however, that each Party may only use internationally recognized accounting principles (e.g., IFRS or US GAAP).

“Additional Equity Notice” has the meaning set forth in Section 8.3(c).

“Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” will mean, direct or indirect ownership of 50% or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or 50% or more of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby the entity or Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. In the case of entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than 50%, and in such case such lower percentage will be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

“Agreement Term” has the meaning set forth in Section 11.1(a). “Alliance Manager” has the meaning set forth in Section 3.1. “ANDA” has the meaning set forth in Section 9.5(a).

“Applicable Law” means any federal, state, local or foreign law (including, common law), statute or ordinance, or any rule, regulation, judgment, order, writ or decree of or from any court, or other Regulatory Authority having jurisdiction over or related to the subject item that may be in effect from time to time, including, as applicable, GCP, GLP, and GMP.

“Auditor” has the meaning set forth in Section 8.8(b).

“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30, and December 31; provided, that the first Calendar Quarter of this Agreement shall commence on the Effective Date and end on June 30, 2019, and the last Calendar Quarter of this Agreement shall end on the date of expiration or termination of this Agreement in its entirety.

“Calendar Year” means a period of twelve (12) consecutive calendar months ending on December 31; provided, that the first Calendar Year of this Agreement shall commence on the Effective Date and end on December 31, 2019, and the last Calendar Year of this Agreement shall end on the date of expiration or termination of this Agreement in its entirety.

“Claims” means all Third Party demands, claims, actions, proceedings and liability (whether criminal or civil, in contract, tort or otherwise) for losses, damages, reasonable legal costs, and other reasonable expenses of any nature whatsoever.

“Code” has the meaning set forth in Section 2.5.

“Commercialization Milestone” has the meaning set forth in Section 8.4(a). “Commercialization Milestone Payment” has the meaning set forth in Section 8.4(a).

“Commercialize” means to manufacture, market, promote, distribute, import, export, offer to sell or sell Licensed Compounds or Licensed Products, as well as conducting all associated post-launch regulatory activities, including medical affairs oversight and post-approval studies, and any activities directed to obtaining pricing or reimbursement approvals, and “Commercialization” means commercialization activities relating to Licensed Products.

“Commercially Reasonable Efforts” means, with respect to a Party, the efforts and resources typically used by reasonable, similarly situated biotechnology or pharmaceutical companies to perform the obligation at issue, which efforts will not be less than those efforts made by such Party with respect to other products at a similar stage of development or in a similar stage of product life, with similar developmental risk profiles, of similar market and commercial potential, taking into account the efficacy, safety, expected or approved labeling, and market exclusivity and other proprietary position of such product as well as the competitiveness thereof, the likelihood of Regulatory Approval thereof given the regulatory structure involved and any jurisdictional-specific regulatory or clinical development requirements, the profitability to such Party, and the costs, liabilities and external and internal resources required to achieve the relevant objective, but without regard for any payments owed under this Agreement. For the avoidance of doubt, where a Party has an obligation to use Commercially Reasonable Efforts, the efforts of such Party and its Affiliates and Sublicensees shall be considered in determining whether such Party has satisfied such obligation.

“Confidential Information” means all Know-How and other confidential or proprietary information and data of a financial, commercial or technical nature, including information comprising or relating to concepts, discoveries, inventions, data, designs or formulae, which the disclosing Party, its Affiliates, or its or their licensors has supplied or otherwise made available to the other Party or its Affiliates, prior to or during the Agreement Term, whether made available orally, in writing or in electronic form, pursuant to this Agreement.

“Control” or “Controlled” means, with respect to any Know-How, Patent Rights, other intellectual property rights, or any proprietary or trade secret information, the legal authority or right (whether by ownership, license or otherwise, other than by a license granted under this Agreement) of a Party or its Affiliates, to grant a license or a sublicense of or under such Know- How, Patent Rights, or intellectual property rights to another Person, or to otherwise disclose such proprietary or trade secret information to another Person, without breaching the terms of any agreement with a Third Party or misappropriating the proprietary or trade secret information of a Third Party.

“Cover”, “Covered” or “Covering” means, with respect to a Valid Claim of a Patent Right and a product or other subject matter, that, in the absence of ownership of, or a license under such Patent Right (i) with respect to a Valid Claim that is issued or granted, the manufacture, use, offer for sale, sale or importation of such product or other subject matter would infringe such Valid Claim of such Patent Right, or (ii) in the case of a Valid Claim that is pending, the manufacture, use, offer for sale, sale or importation of such product or other subject matter would infringe such Valid Claim if such Valid Claim were actually issued.

“CTA” has the meaning set forth in Section 5.1.

“Develop” or “Development” means drug development activities, including, manufacture of the Licensed Compounds or Licensed Products, test method development and stability testing, assay development and audit development, toxicology, formulation, quality assurance/quality control development, statistical analysis, pre-clinical studies, clinical studies, packaging development, regulatory affairs, and the preparation, filing, and prosecution of Regulatory Filings as necessary to obtain Regulatory Approval to market or sell a Licensed Product.

“Development Milestone” has the meaning set forth in Section 8.3(a).

“Development Milestone Payment” has the meaning set forth in Section 8.3(a).

“Development Plan” has the meaning set forth in Section 3.2(a).

“Dispute” has the meaning set forth in Section 15.5(a).

“Effective Date” has the meaning in the preamble (i.e., in the first paragraph of this Agreement).

“Encumbrance” means any claim, charge, equitable interest, hypothecation, lien, mortgage, pledge, option, license, assignment, power of sale, retention of title, right of pre-emption, right of first refusal or security interest of any kind.

“Existing CDA” means the Confidentiality Agreement entered into by and between Novartis Institutes for BioMedical Research, Inc. (an Affiliate of Novartis) and Atlas Venture having an office at [*], effective as of March 12, 2019.

“Expedited Resolution” shall have the meaning set forth in Section 15.6.

“FDA” means the United States Food and Drug Administration or any successor entity thereto.

“Field” means [*]

“Financing Transaction” has the meaning set forth in Section 8.2.

“First Commercial Sale” means the first sale of a Licensed Product by NewCo, its Affiliates or a Sublicensee (for the purpose of this definition, “Sublicensees” will not include any distributors or wholesalers) to a Third Party (including a governmental authority) in a country after receipt of Regulatory Approval and Pricing and Reimbursement Approval (to the extent applicable for Commercialization) of such Licensed Product in such country.

“Force Majeure” has the meaning set forth in Section 15.7.

“GCP” means the ethical, scientific, and quality standards required by the FDA or the European Commission for designing, conducting, recording, and reporting trials that involve the participation of human subjects, as set forth in FDA regulations in 21 C.F.R. Parts 11, 50, 54, 56, and 312 and related FDA guidance documents, and by the International Conference on Harmonization E6: Good Clinical Practices Consolidated Guideline, or as otherwise required by Applicable Laws.

“Generic Equivalent” means, with respect to a particular Licensed Product in a country, any other product that:

(a) has Regulatory Approval for use in such country pursuant to a regulatory process governing approval of generic products where such Regulatory Approval relied on or incorporated clinical data generated by or on behalf of either Party to this Agreement or their respective Affiliates, licensees or Sublicensees, and was obtained by a Person other than NewCo or its Affiliates or a licensee or Sublicensee thereof using an abbreviated, expedited, or other similar process; and

(b) is not owned or licensed by NewCo or its Affiliates or a licensee or Sublicensee thereof during the Royalty Term.

“Global Safety Database” has the meaning set forth in Section 5.3.

“GLP” means good laboratory practice as required by the FDA under 21 C.F.R. part 58 and all applicable FDA rules, regulations, orders and guidances, and the requirements with respect to current good laboratory practices prescribed by the European Community, the OECD

(Organization for Economic Cooperation and Development Council) and the ICH Guidelines, or as otherwise required by Applicable Laws.

“GLP Toxicology Study” means a toxicology study, in a species that satisfies applicable regulatory requirements, using applicable GLP that meets the standard necessary for submission as part of an IND Filing with the applicable Regulatory Authority.

“GMP” means good manufacturing practices and regulations as required by the FDA under provisions of 21 C.F.R. parts 210 and 211 and all applicable FDA rules, regulations, orders and guidances, and the requirements with respect to current good manufacturing practices prescribed by the European Community under provisions of “The Rules Governing Medicinal Products in the European Community, Volume 4, Good Manufacturing Practices, Annex 13, Manufacture of Investigational Medicinal Products, July 2003,” or as otherwise required by Applicable Laws.

“ICC” has the meaning set forth in Section 15.5(b).

“IND” means an application submitted to a Regulatory Authority to initiate human clinical trials, including (a) for the United States, an Investigational New Drug application or any successor application or procedure filed with the FDA pursuant to 21 C.F.R. part 312, (b) any equivalent to the application or procedure referenced in clause (a) in any country outside the United States, and (c) all supplements and amendments that may be filed with respect to (a) or (b).

“IND Filing” means the filing with a Regulatory Authority in a Major Market Country of an IND.

“Indemnification Claim Notice” has the meaning set forth in Section 14.3(b).

“Indemnified Party” has the meaning set forth in Section 14.3(b).

“Indemnifying Party” has the meaning set forth in Section 14.3(b).

“Indication” means [*].

“Infringement Claim” has the meaning set forth in Section 9.8.

“Insolvency Event” means, with respect to a Party,

(a) such Party ceases to function as a going concern by suspending or discontinuing its business;

(b) such Party is the subject of voluntary or involuntary bankruptcy proceedings instituted on behalf of or against such Party (except for involuntary bankruptcy proceedings that are dismissed within [*];

(c) an administrative receiver, receiver and manager, interim receiver, custodian, sequestrator, or similar officer is appointed for such Party;

(d) a resolution to wind up such Party is passed at a meeting of the directors or shareholders of such Party;

(e) a resolution shall have been passed by such Party or its directors to make an application for an administration order or to appoint an administrator for all of such Party’s assets; or

(f) such Party makes any general assignment for the benefit of all of its creditors.

“Invalidity Claim” has the meaning set forth in Section 9.6.

“Invoice” means an invoice in a form reasonably acceptable to NewCo and to Novartis.

“Know-How” means all proprietary or confidential technical information, know-how and data, including inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes, formulae, materials, expertise and other technology for a compound or product or to its or their manufacture, regulatory approval, pricing and reimbursement approval, development, or commercialization, or methods of assaying or testing a compound or product, and including all biological, chemical, pharmacological, biochemical, toxicological, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formulae, expertise and information, regulatory filings and copies thereof.

“Licensed Compound” means the [*] or [*] “Licensed Compounds” accordingly means both [*] and [*].

“Licensed IP” means the Licensed Know-How and the Licensed Patents. “Licensed Know-How” means the Know-How identified on Exhibit B.

“Licensed Patents” means the Patent Rights identified on Exhibit C, including any Patent Rights or interests therein added to Exhibit C after the Effective Date in accordance with Section 9.3.

“Licensed Product” means a prophylactic, therapeutic or diagnostic product incorporating or comprising a Licensed Compound, or that is Developed using, incorporates, is made through the use of, or embodies Licensed Know-How.

“[*]” means (a) the Novartis proprietary compound identified as [*] as specifically described on Exhibit A, [*] and (b) [*].

“[*]” means (a) the Novartis proprietary compound identified as [*] as specifically described on Exhibit A, [*] and (b) [*].

“[*] Material” means the material identified on Exhibit D.

“[*] Material” means the material identified on Exhibit E.

“Loss of Market Exclusivity” means, with respect to any Licensed Product in any country, all of the following have occurred (a) [*]; and (b) [*].

“MAA” means an application for the authorization to market Licensed Product in any country or group of countries outside the United States, as defined in the Applicable Laws and filed with the Regulatory Authority of a given country or group of countries.

“Major European Countries” means France, Germany, Italy, Spain, and the United Kingdom.

“Major Market Country” means the United States, France, Germany, Italy, Spain, the United Kingdom, and Japan.

“Meeting Hours” means meeting duration hours spent by Novartis employees in direct interaction with NewCo in face-to-face meetings or teleconferences to answer questions related to transferred data and information, independent of the number of Novartis participants attending the meeting or participating in the phone conference. For the avoidance of doubt, [*].

“Milestones” means the milestones relating to Licensed Compound and Licensed Product as set forth in Sections 8.3, 8.4, and 8.5.

“Milestone Payments” means the payments to be made by NewCo to Novartis upon the achievement of the corresponding Milestones as set forth in Sections 8.3, 8.4, and 8.5.

“NDA” means a New Drug Application, as described in the FDA regulations, 21 C.F.R. § 314.50, submitted to the FDA.

“Net Sales” means [*]:

“Novartis Material” means the [*] and the [*].

“Patent Rights” means

(a) all patent applications, including any provisional patent applications, in any country;

(b) any patent application claiming priority from such patent application in (a) or provisional application, including all divisionals, continuations, substitutions, continuations-in-part, provisionals, converted provisionals and continued prosecution applications;

(c) any patent that has issued or in the future issues from any of the foregoing patent applications, ((a) and (b)), including any utility model, petty patent, design patent, and certificate of invention;

(d) any re-examinations, reissues, additions, renewals, extensions, registrations, supplemental protection certificates of any of the foregoing patents or patent applications ((a), (b), and (c)); and

(e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent application or patent.

“Party” or “Parties” has the meaning set forth in the preamble.

“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

“Phase II Clinical Trial” means a human clinical trial of a Licensed Compound or Licensed Product, the principal purpose of which is a determination of safety and efficacy in the target patient population or a similar clinical study prescribed by the Regulatory Authorities, which trial satisfies the requirements of 21 C.F.R. §312.21(b) (or its equivalent outside the United States).

“Phase III Clinical Trial” means a controlled clinical study of a Licensed Compound or Licensed Product in patients designed to establish efficacy and safety of such Licensed Compound or Licensed Product for the purpose of preparing and submitting an NDA/MAA or supplement to an NDA/MAA for Regulatory Approval of such Licensed Product, which trial satisfies the requirements of 21 C.F.R. § 312.21(c) (or its equivalent outside the United States).

“Pricing and Reimbursement Approval” means the authorization or approval of reimbursement in a country or jurisdiction by the relevant Regulatory Authority, government agency, or other body responsible for such activities in such country or jurisdiction under Applicable Law.

“Product Marks” has the meaning set forth in Section 9.9.

“Regulatory Approval” means, with respect to a Licensed Product in any country or jurisdiction, any approval, registration, license or authorization from a Regulatory Authority in a country or other jurisdiction that is reasonably necessary to market and sell a Licensed Product in such country or jurisdiction.

“Regulatory Authority” means any governmental authority or agency responsible for authorizing or approving the marketing or sale of products in a jurisdiction (e.g., the FDA, European Commission, the Japanese Ministry of Health, Labour and Welfare, the Chinese FDA, and corresponding national or regional regulatory agencies or organizations).

“Regulatory Exclusivity” means, with respect to a Licensed Product in a country, the period of time during which

(a) a Party or its Affiliate or Sublicensee has been granted the exclusive legal right by a Regulatory Authority (or is otherwise entitled to the exclusive legal right by operation of Applicable Law) in such country to market and sell the Licensed Product; or

(b) the data and information submitted by a Party or its Affiliate, licensee or Sublicensee to the relevant Regulatory Authority in such country for purposes of obtaining Regulatory Approval and Pricing and Reimbursement Approval may not be disclosed, referenced, or relied upon in any way by a Third Party or such Regulatory Authority (including by relying upon the Regulatory Authority’s previous findings regarding the safety or effectiveness of the Licensed Product) to support the Regulatory Approval or Pricing and Reimbursement Approval or marketing of any product by a Third Party in such country.

“Regulatory Filings” means, with respect to a Licensed Compound or Licensed Product, any submission to a Regulatory Authority of any appropriate regulatory application, and includes any submission to a regulatory advisory board, marketing authorization application, and any supplement or amendment thereto. For the avoidance of doubt, Regulatory Filings will include any IND, CTA, NDA, MAA or the corresponding application in any other country or group of countries.

“Royalty Term” means, on a country-by-country and Licensed Product-by-Licensed Product basis, the period commencing on the First Commercial Sale of a Licensed Product in a specified country until the latest to occur of:

(a) the expiration of the last to expire Valid Claim of the Licensed Patents that Covers such Licensed Product in such country;

(b) the expiration of any Regulatory Exclusivity for such Licensed Product in such country; or

(c) the ten (10) year anniversary of the First Commercial Sale of the Licensed Product in such country.

“Sales & Royalty Report” means a written report or reports showing each of:

(a) the Net Sales of each Licensed Product, on a country-by-country basis, during the reporting period by NewCo, its Affiliates and Sublicensees (in all cases itemizing by category the various deductions taken from gross to compute Net Sales as set forth in the definition of Net Sales, above); and

(b) the royalties payable, in USD, which will have accrued hereunder with respect to such Net Sales.

“Sales Milestones” has the meaning set forth in Section 8.5(a).

“Sales Milestone Payments” has the meaning set forth in Section 8.5(a).

“Senior Officers” means, for Novartis, the [*] or his or her designee, and for NewCo, its [*], or his or her designee.

“Shares” has the meaning set forth in Section 8.2.

“Sublicensee” means a Person, other than an Affiliate of NewCo, that is granted a sublicense under the Licensed IP by NewCo or its Affiliate(s).

“Territory” means worldwide.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Third Party Infringement” has the meaning set forth in Section 9.5(a).

“United States” or “US” means the United States of America, its territories and possessions.

“USD” or “$” means US Dollars.

“Valid Claim” means

(a) a claim of an issued and unexpired patent included within the Licensed Patents that:

(i) Covers the Manufacture, use, offer for sale, sale or import of the relevant Licensed Compound or Licensed Product in the relevant jurisdiction;

(ii) has not been irrevocably or unappealably disclaimed or abandoned, or been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction; and

(iii) has not been admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise; or

(b) a claim included in a pending patent application within the Licensed Patents that:

(i) would Cover the Manufacture, use, offer for sale, sale or import of the relevant Licensed Compound or Licensed Product in the relevant jurisdiction if such claim was to issue; and

(ii) has not been cancelled, withdrawn or abandoned, nor been pending for more than [*]from the earliest priority date to which such patent application or claim is entitled.

1.2 Interpretation. In this agreement unless otherwise specified:

(a) “includes” and “including” mean, respectively, includes without limitation and including without limitation;

(b) a Party includes its permitted assignees and the respective successors in title to substantially the whole of its undertaking;

(c) a statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or such provision as the same may have been or may from time to time hereafter be amended or re-enacted;

(d) words denoting the singular will include the plural and vice versa and words denoting any gender will include all genders;

(e) the Exhibits and other attachments form part of the operative provision of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the Exhibits and attachments;

(f) the headings in this Agreement are for information only and will not be considered in the interpretation of this Agreement;

(g) general words will not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things;

(h) references to days means calendar days unless otherwise indicated; and

(i) the terms of this Agreement are the result of negotiations between the Parties, and this Agreement will not be construed in favor of or against any Party by reason of the extent to which any Party participated in the preparation of this Agreement.

2. INTELLECTUAL PROPERTY LICENSE

2.1 License Grant. Subject to the terms of this Agreement, Novartis and its Affiliates hereby grant to NewCo a license (with the right to sublicense in accordance with Section 2.2) in, to and under the Licensed IP, to research, Develop, make and have made, use and Commercialize Licensed Compounds and Licensed Products in the Field and in the Territory. Subject to the retained rights set forth in Section 2.3, the license set forth in this Section 2.1 shall be exclusive (even as to Novartis and its Affiliates) to NewCo.

2.2 Sublicense Rights. NewCo may sublicense (through multiple tiers) the license set forth in Section 2.1 to any Affiliate or Third Party [*], but subject to the applicable terms of this Agreement. NewCo shall provide Novartis with a copy of any such sublicense agreement within [*] after the execution thereof, provided that such copy may be subject to redaction as NewCo reasonably believes appropriate to protect sensitive financial provisions. Each sublicense of the Licensed IP shall be consistent with the terms of this Agreement (including with respect to Section 12.2(c)), and NewCo will remain liable for the compliance of its Sublicensees and Affiliates with the terms of this Agreement applicable to Sublicensees and Affiliates.

2.3 Retained Rights; No Implied Licenses. Except for the licenses expressly granted to NewCo pursuant to this Agreement, Novartis grants no other rights or licenses, including any other rights or licenses under the Licensed Patents and the Licensed Know-How, or under any other Patent Rights, Know-How or other intellectual property rights of Novartis, whether by implication, estoppel or otherwise. Without limiting the generality of the foregoing, except for the tangible materials referenced on Exhibit D and Exhibit E, neither Novartis nor its Affiliates has any obligation to transfer any tangible materials to NewCo. Novartis, its Affiliates and its and their agents will retain the right to practice the Licensed IP (i) to perform its obligations and exercise its rights under this Agreement, and (ii) for non-clinical research purposes.

2.4 Know-How Relating to Other Compounds. NewCo acknowledges that some of the documentation within the Licensed Know-How that is transferred to NewCo pursuant to this Article 2 may include information or data that is not Licensed Know-How or which relates to a compound other than Licensed Compounds, and Novartis will [*]. To the extent that information or data relating to a compound other than Licensed Compounds is transferred to NewCo, no license is granted to NewCo to use such information or data for any purpose or to disclose such information to any Third Party, and such information and data shall be deemed to be Novartis’ Confidential Information and not subject to disclosure pursuant to Section 10.3(b) or otherwise.

2.5 Section 365(n) of the U.S. Bankruptcy Code. For purposes of Section 365(n) of the U.S. Bankruptcy Code (the “Code”) and any similar laws in any other country in the Territory, all rights and licenses granted under or pursuant to this Agreement are rights to “intellectual property” (as defined in Section 101(35A) of the Code). The Parties agree that the licensee of such rights under this Agreement, will retain and may fully exercise all of its protections, rights and elections under the Code and any similar laws in any country in the Territory outside the US.

3. GOVERNANCE; INFORMATION UPDATES

3.1 Alliance Managers. Within [*] after the Effective Date, each Party shall appoint (and notify the other Party of the identity of) a senior representative having a general understanding of pharmaceutical development and commercialization issues to act as its alliance manager under this Agreement (“Alliance Manager”). The Alliance Managers will (a) [*]; (b) [*] (c) [*] and (d) [*].

3.2 Development Plans; Development Reports.

(a) Within [*] after the Effective Date, NewCo shall provide Novartis with a high level summary development plan setting forth the anticipated Development activities to be conducted by NewCo, its Affiliates and Sublicensees related to each Licensed Compound and Licensed Product during the following [*] period (a “Development Plan”). No later than [*] after each anniversary of the Effective Date, until the First Commercial Sale of each Licensed Product, NewCo shall update the Development Plan and provide, in reasonable detail, the anticipated Development activities to be conducted by NewCo, its Affiliates and Sublicensees during the following [*] period. For clarity, the Development Plan is intended to outline anticipated activities, and the Parties acknowledge that actual Development of Licensed Compounds or Licensed Products may differ from the Development Plan.

(b) On a Licensed Product-by-Licensed Product basis, [*], during the Agreement Term until the First Commercial Sale of such Licensed Product, NewCo shall provide to Novartis a [*] report [*] (each, a “Development Report”). The Development Report will include sufficient information to permit Novartis to determine that NewCo is meeting its diligence obligations under Section 5.2(b) and Section 7.2 of this Agreement.

3.3 Meetings. During the period commencing on the Effective Date until the First Commercial Sale of each Licensed Product, the Alliance Managers shall meet (either in person or by teleconference) at least [*], to review the Development Plan and Development Report and to discuss NewCo’s Development activities.

4. DISCLOSURE OF LICENSED KNOW-HOW & COOPERATION

4.1 Transfer of Licensed Know-How. Novartis shall provide to NewCo, within [*] after the Effective Date, a copy (in electronic format if it is available in electronic format or a hard copy upon written request if it is not available in electronic format) of the documentation listed on Exhibit B. The Parties acknowledge that the transfer by Novartis of such Licensed Know-How will consist of the transfer of data residing in Novartis’ databases, and will not include the transfer of any database architecture. All documentation within the Licensed Know-How will be provided in the language such documentation was generated and will not be translated.

4.2 Licensed Know-How Transfer Assistance.

(a) For [*] after the Effective Date, and upon [*]. If, during such [*], the Parties identify any Know-How Controlled by Novartis or any of its Affiliates that the Parties reasonably agree is within the scope they intended to list on Exhibit B as of the Effective Date, the Parties shall cooperate to amend Exhibit B to include such omitted Know-How. For the avoidance of doubt, [*]. In no event will [*]. The Parties’ Alliance Managers shall agree on the format, timing, and scope of the relevant Licensed Know-How transfer assistance; provided, that not more than [*] Meeting Hours will be provided pursuant to this Section 4.2(a).

(b) With respect to any additional reasonable assistance that is requested by NewCo (i.e., in excess of the [*] Meeting Hours described in Section 4.2(a)), (i) the relevant activities will be agreed upon by the Parties in a written task order describing the scope of the agreed upon activities; and (ii) [*].

(c) To the extent that the services described in Section 4.2(a) and 4.2(b) require Novartis to engage a Third Party service provider to perform the services, NewCo shall pay the costs of such activities.

(d) For clarity, except as set forth herein and as otherwise agreed to by the Parties, all assistance pursuant to this Section 4.2 will be provided remotely (e.g., e-mail, telephone or video conferences) and will not require travel by Novartis personnel.

4.3 Disclaimer of Warranties. NewCo acknowledges that all of the Licensed Know-How transferred to NewCo pursuant to Section 4.1 and any assistance provided pursuant to Section 4.2 is provided “as is” and without representation or warranty of any kind. [*]. Novartis will have no obligation to update, revise, amend, or modify any of the Licensed Know-How or assistance provided to NewCo pursuant to this Article 4 or otherwise pursuant to this Agreement. The use of such Licensed Know-How and assistance in the Development, manufacture and Commercialization of Licensed Compounds and Licensed Products will be [*].

4.4 Third Party Vendors and Service Providers. The Parties acknowledge that Novartis and its Affiliates will not transfer or assign any agreements that it or they may have with vendors or service providers (e.g., contract research organizations, contract manufacturers, contract clinical trial sites, consultants, etc.) in connection with the licenses set forth in this Agreement. However, to the extent NewCo intends to engage one or more of such vendors and service providers in connection with the Development or Commercialization of a Licensed Compound or Licensed Products, [*] Novartis will issue a letter of authorization to enable NewCo to request access to or copies of Licensed Know- How related to the Licensed Compound held by Novartis’ vendors or service providers, [*] and pursuant to separate written agreements to be negotiated and entered into by and between NewCo and such Third Party vendors or service providers.

5. REGULATORY; DEVELOPMENT

5.1 Novartis’ Obligations. NewCo acknowledges that no INDs or Clinical Trial Applications (“CTA”) (i.e., sponsorship of the Regulatory Filings themselves) have been filed by or on behalf of Novartis or its Affiliates with respect to a Licensed Compound or a Licensed Product, and no such Regulatory Filings will be transferred to NewCo.

5.2 NewCo’s Obligations.

(a) From and after the Effective Date, [*] responsible for all regulatory matters arising in connection with the Development of Licensed Compounds and Licensed Products [*].

(b) NewCo will itself, or through its Affiliates or Sublicensees, use Commercially Reasonable Efforts to Develop and seek Regulatory Approval (and, if applicable, Pricing and Reimbursement Approval) for at least one Licensed Product in (i) the United States, (ii) all Major European Country, and (iii) Japan.

5.3 Global Safety Database. NewCo shall establish, hold and maintain the global safety databases for each Licensed Product (the “Global Safety Database”) into which it shall enter information on all adverse events concerning the Licensed Product occurring anywhere in the world in accordance with Applicable Law.

6. MATERIAL TRANSFER; MANUFACTURING.

6.1 Description of Novartis Material. The [*] and [*] are each to be transferred by Novartis to NewCo is set forth on Exhibit D and Exhibit E, respectively. The Parties anticipate that the Novartis Material will be transferred to NewCo promptly after the Effective Date as further described in this Article 6.

6.2 Transfer of Novartis Material. Within [*] after the Effective Date, as outlined in Exhibit D and Exhibit E, Novartis will make available for pick-up ([*]) the Novartis Materials specifically identified on each of Exhibit D and Exhibit E, in the form and quantities set forth on each of Exhibit D and Exhibit E and as such Novartis Material then exists, from Novartis’ facilities where such Novartis Material is currently stored. The pick-up of the Novartis Material must be completed within [*] after the date that Novartis notifies NewCo that such Novartis Material is available for pick up. Any Novartis Material not picked up by the end of such [*] period may be disposed of by Novartis [*].

6.3 Documentation and Transfer Process for Novartis Material. In connection with the transfer of the Novartis Material as described in Section 6.2, the following shall apply:

(a) Novartis will share with NewCo any material safety data sheets and customs value information that is readily available to Novartis (and not otherwise available to NewCo), as is reasonably necessary to permit NewCo to pick up the Novartis Material;

(b) NewCo will be solely responsible for any re-testing associated with the Novartis Material prior to use;

(c) NewCo will be responsible for all documentation, licenses, customs clearance, costs, etc. that are needed for and related to the pick-up, transport, and subsequent delivery of the Novartis Material to its destination as determined by NewCo;

(d) Unless Novartis agrees otherwise in writing, the Novartis Material will be picked up in [*]; and

(e) the Novartis Material made available by Novartis will only be used according to its specifications, especially release specifications, and in accordance with Applicable Laws, and Novartis will have no further obligation with respect to the Novartis Material.

6.4 ALL NOVARTIS MATERIAL TRANSFERRED TO NEWCO PURSUANT TO THIS AGREEMENT [*] EFFECTIVE AS OF THE DATE OF TRANSFER, AND WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND. NOVARTIS AND ITS AFFILIATES HEREBY [*].

6.5 Manufacturing. From and after the Effective Date, NewCo will be solely responsible for and will, subject to the terms of this Agreement, have final decision-making authority with respect to the manufacturing of Licensed Compounds and Licensed Products, [*].

7. COMMERCIALIZATION

7.1 Commercialization. NewCo will be solely responsible for all aspects of Commercialization of Licensed Products, including planning and implementation, distribution, booking of sales, pricing, and reimbursement.

7.2 Efforts. NewCo will itself, or through its Affiliates or Sublicensees, use Commercially Reasonable Efforts to Commercialize at least one Licensed Product (i) in the United States, (ii) all Major European Countries, and (iii) Japan.

8. FINANCIAL PROVISIONS

8.1 Upfront Payment by NewCo. NewCo shall make a one-time payment to Novartis in the amount of three hundred fifty thousand U.S. Dollars (USD $350,000) via wire transfer within [*] after the Effective Date.

8.2 Grant of Equity. In partial consideration of the rights granted NewCo under this Agreement, NewCo shall issue to Novartis up to an aggregate of 6,383,142 shares of Series A-1 Preferred Stock of NewCo (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A-1 Preferred Stock) (the “Shares”), pursuant to and subject to the execution by Novartis of an investment letter (in the form attached hereto as Exhibit F) and subject to the execution by Novartis of the investor rights agreement, voting agreement and right of first refusal and co-sale agreement entered into by the purchasers in a concurrent financing transaction conducted by NewCo (the “Financing Transaction”).

8.3 Development Milestone Payments.

(a) In further consideration of the rights and licenses granted to NewCo hereunder, upon achievement of each of the Milestones set forth below (each a “Development Milestone”) by or on behalf of NewCo, its Affiliates or Sublicensees, the corresponding Milestone Payment (a “Development Milestone Payment”) will be payable to Novartis in USD:

Development Milestone	Development Milestone Payment (USD)
	[*] Licensed Compound		[*] Licensed Compound
[*]	[	*]	[	*]
[*]	[	*]	[	*]
[*]	[	*]	[	*]
[*]	[	*]	[	*]
[*]	[	*]	[	*]
[*]	[	*]	[	*]
[*]	[	*]	[	*]

(b) Each Development Milestone Payment in the table above will be paid not more than once for each of the [*] Licensed Compound and [*] Licensed Compound and will be deemed earned as of the first achievement of the corresponding Milestone by the indicated Licensed Compound or Licensed Product comprising the indicated Licensed Compound. NewCo will provide Novartis with written notice of the achievement of each Milestone within [*] after such Milestone is achieved by or on behalf of NewCo, its Affiliates or their respective Sublicensee(s), and the relevant Development Milestone Payment will be paid by NewCo within [*] after such Milestone is achieved.

[*]Upon achievement of the [*], Novartis may, at its sole discretion, elect to receive the corresponding Milestone Payment [*]

(c) If any of the Commercialization Milestones in Section 8.4(a) below are achieved for a given Licensed Product with respect to an Indication but one or more of the Development Milestones have not been achieved for such Licensed Product (or the corresponding Licensed Compound) for the same Indication, those skipped Development Milestones will be deemed to have been achieved at the same time the Commercialization Milestone is achieved.

8.4 Commercialization Milestone Payments.

(a) In further consideration of the rights and licenses granted to NewCo hereunder, upon achievement of each of the Milestones set forth below (each a “Commercialization Milestone”) by or on behalf of NewCo, its Affiliates or Sublicensees, the corresponding Milestone Payment (a “Commercialization Milestone Payment”) will be payable to Novartis in USD:

Commercialization Milestone	Commercialization Milestone Payment (USD)
[*]
[*]	[	*]
[*]	[	*]
[*]	[	*]
[*]
[*]	[	*]
[*]	[	*]
[*]	[	*]
[*]
[*]	[	*]
[*]	[	*]
[*]	[	*]

(b) Each Commercialization Milestone Payment in the table above will, if the corresponding Milestone is achieved, be paid (i) once as of the first achievement of the corresponding Milestone by a Licensed Product comprising a [*] Licensed Compound; and (ii) once as of the first achievement of the corresponding Milestone by a Licensed Product comprising a [*] Licensed Compound. NewCo shall provide Novartis with written notice of the achievement of each Milestone within [*] after such Milestone is achieved by or on behalf of NewCo, its Affiliates or their respective Sublicensee(s), and the relevant Commercialization Milestone Payment shall be paid to Novartis by NewCo within [*] days after such written notice.

8.5 Sales Milestone Payments.

(a) NewCo shall make each of the following [*] Milestone Payments for sales (the “Sales Milestone Payments”) when worldwide, aggregate Net Sales of all Licensed Products by or on behalf of NewCo, its Affiliates or Sublicensees in a given Calendar Year first meets the corresponding Net Sales thresholds set forth in the chart below (such thresholds, the “Sales Milestones”):

Calendar Year Net Sales Milestones (in USD)	Sales Milestone Payment (in USD)
[*]	[	*]
[*]	[	*]

(b) Each Sales Milestone Payment in the table above will be paid not more than once, and will be deemed earned as of the first achievement of the corresponding Sales Milestone. NewCo shall provide Novartis with written notice of the achievement of each Sales Milestone after the end of the Calendar Quarter in which such Sales Milestone is achieved concurrently with the Sales & Royalty Report for such Calendar Quarter by or on behalf of NewCo, its Affiliates or their respective Sublicensee(s), and the corresponding Sales Milestone Payment shall be paid to Novartis by NewCo concurrently with the payment of royalties for such Calendar Quarter.

8.6 Royalty Payments.

(a) Royalty Rates. During the applicable Royalty Term, NewCo shall make royalty payments to Novartis based on Calendar Year Net Sales of Licensed Products in the Territory by NewCo, its Affiliates and Sublicensees at the applicable rates set forth below.

Aggregate Calendar Year Net Sales of Licensed Products in the Territory	Royalty Rate
[*]	[	*]
[*]	[	*]
[*]	[	*]

(b) Royalties will be payable on a Licensed Product-by-Licensed Product and country-by-country basis during the Royalty Term for each such Licensed Product in such country. After the expiration of the applicable Royalty Term for a Licensed Product in a country, the licenses granted to NewCo pursuant to this Agreement with respect to such Licensed Product in such country will continue in effect, but will become fully paid-up, royalty-free, transferable, perpetual and irrevocable.

(c) If, during the Royalty Term, the relevant Licensed Product is (a) not covered by a Valid Claim in the applicable country, or (b) there is a Loss of Market Exclusivity in such country, then for so long as there is (i) no Valid Claim in such country during the Royalty Term, or (ii) there is a Loss of Market Exclusivity in such country during the Royalty Term, then the royalty rates in such country for such Licensed Product will be reduced to [*] of the rates set forth in the table above.

(d) If NewCo determines that it is necessary to obtain a license to one or more patents owned or controlled by a Third Party that cover the manufacture, use, or sale of a Licensed Product, NewCo will be entitled to obtain such license on commercially reasonable terms and will be further entitled [*].

(e) [*].

(f) Within [*] after each Calendar Quarter during the Agreement Term after the First Commercial Sale of a Licensed Product, NewCo shall provide a Sales & Royalty Report to Novartis. Novartis shall submit an Invoice to NewCo with respect to the royalty amount shown therein. NewCo shall pay such royalty amount to Novartis within [*] after receipt of the Invoice.

8.7 Payments.

(a) All payments from NewCo to Novartis will be made by wire transfer in USD to the credit of such bank account as may be designated by Novartis in this Agreement or in writing to NewCo. Any payment which falls due on a date which is not a business day in the location from which the payment may be made shall occur on the next succeeding business day in such location. Unless otherwise provided in this Agreement, all payment terms will be [*].

(b) All payments under this Agreement will be payable in USD. When conversion of payments from any foreign currency is required to be undertaken by NewCo, the US Dollar equivalent will be calculated using NewCo’s then-current standard exchange rate methodology as applied in its external reporting. If there is no standard exchange rate methodology applied by NewCo in its external reporting in accordance with NewCo’s Accounting Standards, then any amount in a currency other than USD shall be converted to US Dollars using the exchange rate most recently quoted in the Wall Street Journal in New York as of the last business day of the applicable Calendar Quarter.

(c) Novartis will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are required to be withheld by NewCo, NewCo will: (i) [*]; (ii) [*]; (iii) [*]; and (iv) [*]. Each Party will reasonably assist the other Party in lawfully claiming exemptions from or minimizing such deductions or withholdings under double taxation laws or similar circumstances.

(d) Without limiting any other rights or remedies available to Novartis hereunder, if NewCo does not pay any amount due on or before the due date, any such payment shall bear interest at a rate of [*] set by Bank of America and most recently published in the Wall Street Journal (Eastern US edition) as of the date the payment was due or the highest rate permitted by law (whichever is lower), computed from the date such payment was due until the date NewCo makes the payment.

8.8 Records and Audit Rights.

(a) NewCo will keep, and will require its Affiliates and Sublicensees to keep, complete, true and accurate books and records in accordance with its Accounting Standards in relation to Milestones, Net Sales and royalties payable to Novartis hereunder with respect to Licensed Compounds and Licensed Products. NewCo will keep, and will require its Affiliates, licensees and Sublicensees to keep, such books and records for at least [*] after the Calendar Quarter to which they pertain.

(b) Novartis may, upon [*] prior written notice to NewCo, appoint an internationally-recognized independent accounting firm (which is reasonably acceptable to NewCo) (the “Auditor”) to inspect the relevant reports, statements, records or books of accounts (as applicable) of NewCo or its Affiliates, licensees or Sublicensees to verify the accuracy of any Sales & Royalty Report. Before beginning its audit, the Auditor will execute an undertaking reasonably acceptable to NewCo by which the Auditor will keep confidential all Confidential Information reviewed during such audit. The Auditor will only have the right to disclose to Novartis its conclusions regarding any payment owed under this Agreement.

(c) NewCo will, and will require its Affiliates and Sublicensees to, make their records available for inspection by such Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from Novartis. The records will be reviewed solely to verify the accuracy of the Sales & Royalty Reports. Such inspection right will not be exercised more than once in any Calendar Year and not more frequently than once with respect to records covering any specific period of time. Novartis will only be entitled to audit the relevant books and records of NewCo relating to a Sales & Royalty Report for a period of [*] after receipt of the applicable Sales & Royalty Report. Novartis will hold in confidence all Confidential Information received and all Confidential Information learned in the course of any audit or inspection, except to the extent necessary to enforce its rights under this Agreement or if disclosure is required by Applicable Law.

(d) The Auditor will provide its audit report and basis for any determination to NewCo at the time such report is provided to Novartis, before it is considered final. NewCo will have the right to request a further determination by such Auditor as to matters which NewCo disputes within [*] after receipt of such report. NewCo will provide Novartis and the Auditor with a reasonably detailed statement of the grounds upon which it disputes any findings in the audit report and the Auditor will undertake to complete such further determination within [*] after the dispute notice is provided, which determination will be limited to the disputed matters. Any matter that remains unresolved will be resolved in accordance with the dispute resolution procedures contained in Section 15.5.

(e) If the final result of the inspection reveals an undisputed underpayment or overpayment by NewCo, the underpaid or overpaid amount will be settled promptly.

(f) [*].

8.9 No Projections. Novartis and NewCo acknowledge that nothing in this Agreement will be construed as representing an estimate or projection of anticipated sales of any Licensed Product, and that the Milestones and Net Sales levels set forth above or elsewhere in this Agreement or that have otherwise been discussed by the Parties are merely intended to define the Milestone Payments and royalty obligations to Novartis if the applicable Milestones or Net Sales levels are achieved. NEWCO MAKES NO REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT IT WILL BE ABLE TO SUCCESSFULLY COMMERCIALIZE ANY LICENSED PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR NET SALES LEVEL OF SUCH LICENSED PRODUCT WILL BE ACHIEVED.

9. Intellectual Property.

9.1 Inventions and Know-How. All inventions, whether or not reduced to practice, and Know-How arising from NewCo’s activities under this Agreement, including activities conducted by or on behalf of NewCo, its Affiliates or Sublicensees, including any Patent Rights claiming such inventions that arise from such activities after the Effective Date, will be owned by NewCo.

9.2 Ownership of Results and Data. All data and results arising from NewCo’s activities under this Agreement, including activities conducted by or on behalf of NewCo, its Affiliates or Sublicensees, including Development, clinical and regulatory data and information generated for regulatory purposes relating to Licensed Compound or Licensed Product will be owned by NewCo.

9.3 Patent Rights Claiming or Otherwise Supported by Licensed Know-How. NewCo shall have the right to use and disclose Licensed Know-How to support applications for Patent Rights beyond those licensed to NewCo hereunder as of the Effective Date. To the extent any such Patent Rights claim inventions as to which Novartis or any of its personnel are inventors, either solely or jointly with NewCo personnel, Novartis shall be a sole or joint owner thereof, as applicable, and Novartis’ ownership interest therein shall be automatically included in the Licensed Patents and licensed to NewCo pursuant to Section 2.1. The Parties shall update Exhibit C accordingly, provided that, such interests shall be included in the Licensed Patents whether or not such updating occurs. To the extent any such Patent Rights claim only inventions as to which only NewCo and/or its personnel are inventors, such Patent Rights shall be solely owned by NewCo.

9.4 Patent Prosecution and Maintenance After the Effective Date. NewCo will control prosecution and maintenance of the Licensed Patents [*], using counsel reasonably acceptable to Novartis. NewCo will keep Novartis informed of matters relating to the prosecution and maintenance of the Licensed Patents, and will provide Novartis with copies of documents relevant to such prosecution and maintenance in sufficient time. With respect to communications issued by patent offices concerning the Licensed Patents, NewCo will notify Novartis of said communications no later than [*] after their issuance. With respect to documents to be filed at patent offices concerning Licensed Patents, NewCo will notify Novartis no later than [*] prior to the filing of such documents to allow for review and comment by Novartis, and NewCo will reasonably consider all of Novartis’ comments in good faith. NewCo will notify Novartis of any decision not to continue to pay the expenses of prosecution and maintenance of any Licensed Patent, which notice must be delivered [*] prior to any payment due date or the relevant action’s due date. Novartis will provide NewCo, at NewCo’s expense, with all reasonable assistance and cooperation in relation to NewCo’s prosecution and maintenance of Licensed Patents, including providing any necessary powers of attorney and any other documents or instruments required therefor. If NewCo determines not to continue to pay the expenses of prosecution and maintenance of any Licensed Patent, then Novartis, at its sole discretion, shall have the right to continue the prosecution and maintenance of such Licensed Patent in such country. [*].

9.5 Third Party Infringement.

(a) Each Party will promptly notify the other of any infringement by a Third Party of any of the Licensed Patents or misappropriation of any Licensed Know-How of which it becomes aware, including any filing of an Abbreviated New Drug Application (“ANDA”) in the United States or such similar filing under Applicable Law in jurisdictions other than the United States. Each Party shall provide the other Party with all available evidence supporting such infringement, suspected infringement, unauthorized use or misappropriation or suspected unauthorized use or misappropriation (collectively, “Third Party Infringement”).

(b) NewCo will have the first right to bring and control any legal action in connection with the Third Party Infringement relating to any Licensed Patent at its own expense as it reasonably determines appropriate, and Novartis will have the right, at its own expense, to be represented in any such action by counsel of its own choice. If NewCo fails to bring an action or proceeding with respect to such Third Party Infringement of any Licensed Patent (i) within [*] after the notice of alleged infringement (or [*] after NewCo receives the relevant ANDA notification), or (ii) prior to [*] before the time limit, if any, set forth in the Applicable Laws for the filing of such actions, whichever occurs first, Novartis will have the right to bring and control any such action at its own expense and by counsel of its own choice, and NewCo will have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(c) At the request of the Party controlling the Third Party Infringement claim, the other Party will provide assistance in connection therewith, including by executing reasonably appropriate documents, access to such Party’s employees, cooperating reasonably in discovery and joining as a party to the action if required.

(d) In connection with any such proceeding, neither Party will enter into any settlement admitting the invalidity of, or otherwise impairing such Party’s rights in, the Licensed IP without the prior written consent of the other Party, which will not be unreasonably withheld or delayed.

(e) Any recoveries resulting from such an action relating to a Third Party Infringement will be first applied against payment of each Party’s costs and expenses in connection therewith. If NewCo brought such action, the remainder of such recoveries will be considered lost profits damages attributable to the sale of Licensed Product in the Territory, and NewCo shall pay royalties to Novartis with respect to the imputed Net Sales upon which such lost profits were determined. If Novartis brought such action, the remainder will be allocated [*].

9.6 Third Party Patent Invalidity Claim. If a Third Party at any time asserts a claim that any Licensed Patent is invalid or otherwise unenforceable (an “Invalidity Claim”), whether as a defense in an infringement action brought by a Party pursuant to Section 5, in a declaratory judgment action or any patent office proceeding anywhere in the world (e.g., inter-partes review or European opposition), NewCo shall have the first right, but not the obligation, to defend such Invalidity Claim and Novartis shall cooperate with NewCo in preparing and formulating a response to such Invalidity Claim. If NewCo does not defend an Invalidity Claim brought against a Licensed Patent, Novartis may defend such Invalidity Claim and the coordination provisions of Section 9.5(c) will apply to such Invalidity Claim, mutatis mutandis as they apply to Third Party Infringement suits. No Party may, without the consent of the other Party, settle or compromise any Invalidity Claim in any manner which would (a) have an adverse effect on such other Party’s rights or obligations hereunder or (b) be an admission of liability on behalf of the other Party (provided, however, that the Party asserting or defending such suit may settle such suit without such consent if such settlement involves only the receipt of money from, or the payment of money to, such Third Party and the Party settling such suit makes all such payments to such Third Party). To the extent an Invalidity Claim is raised as a defense in an infringement action brought by a Party pursuant to Section 5, the expense provisions of Section 5 will apply and counsel to the Party controlling the infringement action shall act as the ministerial liaison with the court.

9.7 NewCo Patent Invalidity Claim. The Parties have determined the value of the Licensed IP based on their understanding of the validity and enforceability of the relevant Licensed Patents and Licensed Know-How. If NewCo at any time asserts an Invalidity Claim in a declaratory judgment action or any patent office proceeding anywhere in the world against a Licensed Patent and such challenge does not result in a material diminution of the scope of the relevant Licensed Patent, i.e., to exclude a [*] or [*] from its scope, then the terms of this Agreement shall continue in full force and effect, but all payment amounts set forth in Section 8.3, Section 8.4, Section 8.5, and Section 8.6 shall be multiplied by [*].

9.8 Defense of Infringement Claims of Licensed IP. If any Third Party asserts a claim, demand, action, suit or proceeding against a Party (or any of its Affiliates), alleging that any Licensed Product manufactured or sold, or the use or practice of the Licensed IP, by or on behalf of NewCo or any of its Affiliates or Sublicensees infringes, misappropriates or violates the intellectual property rights of any Person (any such claim, demand, action, suit or proceeding being referred to as an “Infringement Claim”), the Party first having notice of the Infringement Claim shall promptly notify the other Party thereof in writing specifying the facts, to the extent known, in reasonable detail and the following shall apply:

(a) In the case of any such Infringement Claim against either Party individually or against both Novartis and NewCo, in each case, with respect to the Licensed Product, NewCo shall assume control of the defense of such Infringement Claim. Novartis, [*] and if required by Applicable Law, will join in any such litigation at NewCo’s expense, and in any event will reasonably cooperate with NewCo at NewCo’s expense. Novartis will have the right to consult with NewCo concerning such Infringement Claim and to participate in and be represented by independent counsel in any litigation in which NewCo is a party, at its own expense. NewCo shall not have the right to settle any Infringement Claim without the written consent of Novartis (provided, however, that NewCo may settle such suit without such consent if such settlement involves only the payment of money and NewCo makes all such payments).

(b) During the period in which such Infringement Claim is pending and following the resolution thereof, NewCo shall bear all costs incurred in connection therewith (including litigation costs, attorneys’ fees, costs of settlement) including damage awards, and any other payment resulting therefrom.

9.9 Trademarks. NewCo will have the right to brand the Licensed Products using NewCo related trademarks and any other trademarks and trade names it Controls and determines appropriate for Licensed Products, which may vary by country or within a country (“Product Marks”). NewCo will own all rights in the Product Marks and register and maintain the Product Marks in the countries and regions it determines reasonably necessary.

9.10 Patent Extensions.

[*], Novartis will cooperate in obtaining patent term restoration (including under the Drug Price Competition and Patent Term Restoration Act), supplemental protection certificates or their equivalents, and patent term extensions with respect to Licensed Patents in any country or region where applicable. [*].

(a) As between the Parties, NewCo shall have the first right to determine whether or not to seek a patent term restoration, supplemental protection certificates or their equivalents, and patent term extensions with respect to Licensed Patents in any country or region where applicable. If NewCo decides not to apply for such extension with respect to a Licensed Patent, NewCo will provide Novartis with at least [*] notice prior to the relevant application deadline, and Novartis will have the right to apply to extend the term of such Licensed Patent; provided, however, that Novartis will give NewCo prior written notice before doing so, with sufficient time for NewCo to provide its input which shall be considered in good faith by Novartis with respect to the extension of any Licensed Patents, provided further, however, Novartis shall not have the right to designate a Licensed Patent for patent term extension based on a Regulatory Approval obtained by NewCo or any of its Affiliates or Sublicensees if NewCo or the applicable Affiliate or Sublicensee has elected to seek extension of a Patent Right other than a Licensed Patent based on such Regulatory Approval and patent term extensions of more than one patent cannot be obtained in the applicable jurisdiction based on such Regulatory Approval.

10. CONFIDENTIALITY

10.1 Duty of Confidence.

(a) Subject to the other provisions of this Article 10, all Confidential Information disclosed by a Party or its Affiliates under this Agreement will be maintained in confidence and otherwise safeguarded by the recipient Party. The recipient Party may only use the Confidential Information for the purposes of this Agreement and pursuant to the rights granted to the recipient Party under this Agreement. Subject to the other provisions of this Article 10, each Party will hold as confidential such Confidential Information of the other Party or its Affiliates in the same manner and with the same protection as such recipient Party maintains its own confidential information. Subject to the other provisions of this Article 10, a recipient Party may only disclose Confidential Information of the other Party to employees, agents, contractors, consultants and advisers of the Party and its Affiliates and Sublicensees and to Third Parties to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided that such Persons are bound to maintain the confidentiality of the Confidential Information in a manner consistent with the confidentiality provisions of this Agreement.

(b) With respect to Novartis’ obligations under this Article 10, the Licensed Know- How will be considered Confidential Information of NewCo during the Agreement Term (and any period thereafter during which NewCo’s license rights hereunder survive beyond the Agreement Term), and Novartis will maintain in confidence and otherwise safeguard such Licensed Know-How as such in accordance with this Article 10 (it being understood that the exception in Section 10.2(b) will not apply to Novartis with respect to Licensed Know-How).

10.2 Exceptions. The obligations under this Article 10 will not apply to any information to the extent the recipient Party can demonstrate by competent evidence that such information:

(a) is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the recipient Party or its Affiliates;

(b) was known to, or was otherwise in the possession of, the recipient Party or its Affiliates prior to the time of disclosure by the disclosing Party or any of its Affiliates;

(c) is disclosed to the recipient Party or an Affiliate on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party or any of its Affiliates; or

(d) is independently developed by or on behalf of the recipient Party or its Affiliates, as evidenced by its written records, without reference to the Confidential Information disclosed by the disclosing Party or its Affiliates under this Agreement.

Specific aspects or details of Confidential Information will not be deemed to be within the public domain or in the possession of the recipient Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the recipient Party. Further, any combination of Confidential Information will not be considered in the public domain or in the possession of the recipient Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the recipient Party unless the combination and its principles are in the public domain or in the possession of the recipient Party.

10.3 Authorized Disclosures.

(a) Neither Party shall issue any press release, trade announcement or make any other public announcement or statement with regard to the transactions contemplated by this Agreement without the other Parties’ prior written consent, not to be unreasonably withheld or delayed.

(b) In addition to disclosures permitted pursuant to Sections 10.1 and 10.2, either Party may disclose Confidential Information belonging to the other Party or its Affiliates to the extent such disclosure is necessary in the following instances: (i) filing or prosecuting Patent Rights Covering Licensed Products as permitted by this Agreement; (ii) in connection with Regulatory Filings for Licensed Products; (iii) prosecuting or defending litigation as permitted by this Agreement; (iv) complying with applicable court orders, governmental regulations, or the inquiries of Regulatory Authorities; (v) in connection with an offering of securities or securities law disclosure requirements if counsel determines that such disclosure is required; (vi) to the extent otherwise necessary or appropriate in connection with exercising the license and other rights granted to it hereunder; (vii) in the case of NewCo, to bona fide potential investors, licensees, licensors, collaborators, lenders and acquirors/acquirees, and to NewCo’s consultants and advisors, in connection with a proposed equity or debt financing of such Party, an actual or proposed license, collaboration or similar arrangement, or a proposed acquisition or business combination, so long as such recipients are bound in writing to maintain the confidentiality of such information in accordance with the terms of this Agreement; or (viii) in the case of NewCo, to bona fide potential Sublicensees or and distributors, so long as such recipients are bound in writing to maintain the confidentiality of such information in accordance with the terms of this Agreement.

(c) If the recipient Party is required to disclose Confidential Information of the disclosing Party by law or in connection with a bona fide legal process, such disclosure will not be a breach of this Agreement; provided that the recipient Party (i) informs the disclosing Party as soon as reasonably practicable of the required disclosure; (ii) limits the disclosure to the required purpose; and (iii) at the disclosing Party’s request and expense, assists in an attempt to object to or limit the required disclosure or to otherwise receive “confidential” or “trade secret” treatment with respect to relevant portions of such disclosure.

[*]Scientific Publications. NewCo recognizes that the publication of papers regarding the Licensed Compounds and regarding Licensed Know-How generated by or on behalf of Novartis or its Affiliates prior to the Effective Date, including oral presentations and abstracts, may be beneficial to Novartis or NewCo or to the scientific community; provided that such publications are subject to reasonable controls to protect the Licensed IP. If Novartis intends to make oral or written publications or other disclosures regarding the Licensed Compounds or regarding Licensed Know-How generated prior to the Effective Date (“Publications”), Novartis will provide NewCo with copies of manuscripts or articles, papers, abstracts, oral presentations or any other type of disclosure at least [*] prior to the first to occur of submission for publication or the date of the planned disclosure or oral presentation. NewCo will have the right to provide comments and suggestions for modifications with respect to any Publication, and Novartis shall consider and discuss such comments and suggestions with NewCo in good faith. [*], Novartis agrees to withhold submission for publication, or disclosure (including oral presentation) for up to an [*] to allow the Parties to seek patent protection in accordance with this Agreement, it being understood that Novartis may continue with and allow such Publication after the expiration of such additional [*]

10.4 Existing CDA. This Agreement supersedes the Existing CDA; provided, however, that this shall not limit any remedies available to either Party with respect to any breach of the Existing CDA that occurred prior to the Effective Date. All Confidential Information (as defined in the Existing CDA) exchanged under the Existing CDA shall be deemed to be Confidential Information under this Agreement and from and after the Effective Date shall be subject to the terms of this Article 10.

10.5 Ongoing Obligation of Confidentiality. Upon early termination of this Agreement for any reason, each Party and its Affiliates will immediately return to the other Party or destroy any Confidential Information disclosed by the other Party, except for one copy which may be retained in its confidential files for archive purposes.

11. TERM AND TERMINATION

11.1 Agreement Term.

(a) The term of this Agreement will commence on the Effective Date and unless earlier terminated pursuant to this Article 11, shall expire as follows: (a) on a Licensed Product-by-Licensed Product and country-by-country basis, upon expiration of the Royalty Term for such Licensed Product in such country; and (b) in its entirety upon the expiration of the Royalty Term with respect to the last Licensed Product being Developed, manufactured or Commercialized in all countries of the Territory. The period commencing on the Effective Date and ending on the expiration date of this Agreement in its entirety shall be referred to herein as the “Agreement Term”.

(b) Notwithstanding anything herein to the contrary, if this Agreement is terminated by either Party for any reason or no reason, and a clinical trial of a Licensed Compound or Licensed Product is ongoing as of the effective date of termination, the Parties shall discuss in good faith the appropriate steps to take regarding the closure or handover of such clinical trial, and in no event will the Party sponsoring the clinical trial be required to breach any Applicable Law or ethical requirement concerning treatment of study subjects.

11.2 Termination for Cause. If either Novartis or NewCo is in material breach of this Agreement, the non-breaching Party may give written notice to the breaching Party specifying the claimed particulars of such breach, and if such material breach is not cured or the breaching party has not taken steps as would be considered reasonable to effectively cure such breach within [*] after such notice (or, within [*] after such notice in the case of a payment breach), the non-breaching Party will have the right (but not the obligation) thereafter to terminate this Agreement immediately by giving written notice to the breaching Party to such effect; provided that, in the case of such a termination by Novartis based on NewCo’s failure to satisfy its diligence obligations under Section 5.2 or Section 7.2 as to Japan, such termination right shall be limited to Japan. Any termination by either Party under this Section 11.2 and the effects of termination provided herein will be without prejudice to any damages or other legal or equitable remedies to which it may be entitled.

11.3 Insolvency. If an Insolvency Event occurs, (a) the Party subject to the Insolvency Event will give immediate (not longer than three (3) business days’) notice to the other Party of such occurrence, and (b) the other Party will have the right to immediately terminate this Agreement by written notice to the Party that is subject to the Insolvency Event.

11.4 Termination by NewCo Without Cause. NewCo may terminate this Agreement without cause at any time after the Effective Date on ninety (90) days’ prior written notice to Novartis.

12. EFFECT OF TERMINATION

12.1 Termination by NewCo for Cause. Upon termination of this Agreement by NewCo pursuant to Section 11.2:

(a) the licenses and other rights granted by Novartis to NewCo under the Licensed IP will terminate and NewCo will not have any rights to use or exercise any rights under the Licensed IP, and the sole right to prosecute and maintain all Licensed Patents shall be transferred to Novartis; and

(b) within [*] after the effective date of termination (or such later date [*]) NewCo shall return to Novartis or its designee all quantities of Novartis Material then in its possession or control, [*] and in accordance with Novartis’ shipping and delivery instructions.

(c) Except as set forth in this Section 12.1 and in Section 12.3, the rights and obligations of the Parties hereunder will terminate effective as of the date of such termination.

(d) Notwithstanding the foregoing, if NewCo has the right to terminate this Agreement pursuant to Section 11.2 based on an uncured breach by Novartis as set forth above in this Section 12.1, [*], in lieu of such termination, to maintain this Agreement in effect and require the Parties to re- negotiate the financials set forth in Article 8 (excluding Sections 8.1 and 8.2), subject to Expedited Resolution if the Parties are unable to agree within [*] following the effective date of NewCo’s request for such revised financials.

12.2 Termination by Novartis for Cause or by NewCo Without Cause. Upon termination of this Agreement by Novartis pursuant to Section 11.2 or 11.3 or by NewCo pursuant to Section 11.4:

(a) all licenses and other rights granted by Novartis to NewCo under the Licensed IP will terminate and NewCo shall not have any rights to use or exercise any rights under the Licensed IP, and the sole right to prosecute and maintain all Licensed Patents shall be transferred to Novartis;

(b) Within [*] after the effective date of termination (or such later date [*] NewCo shall return to Novartis or its designee all quantities of Novartis Material then in its possession or control, if any, [*] and in accordance with Novartis’ shipping and delivery instructions;

(c) [*], which must be delivered to NewCo not later than [*] after receipt of NewCo’s or Novartis’ (as applicable) notice of termination, the following provisions shall apply:

(i) within [*] after receipt of Novartis’ written request, NewCo will provide to Novartis a fair and accurate summary report of the status of the Development, manufacture and Commercialization of Licensed Compounds and Licensed Products in each country through the effective date of termination;

(ii) NewCo will grant, and hereby does grant (effective on Novartis’ delivery of the notice pursuant to Section 12.2(c)), and will cause its Affiliates and their respective Sublicensees to grant, to Novartis and its Affiliates, solely for the research, Development, manufacture and Commercialization of Licensed Products, a perpetual, irrevocable, exclusive, worldwide, fully paid-up license (subject to the remainder of this Section 12.2(c)), with the right to grant sublicenses, under Patent Rights and Know-How Controlled by NewCo and its Affiliates, and Sublicensees as of the effective date of termination (in whole or in part, as elected by Novartis), that are related to, and actually used and applied prior to or as of the date of such termination for the research, Development, manufacture or Commercialization of Licensed Products, to research, Develop, manufacture and Commercialize Licensed Products; provided that with respect to any Patent Rights and Know-How that is Controlled by NewCo, its Affiliates or Sublicensees pursuant to an agreement with a Third Party, to the extent Novartis elects to obtain a license or sublicense under such Third Party agreement, Novartis will pay all amounts due under any such Third Party agreement as a result of Novartis’ exercise of the rights granted thereunder;

(iii) to the extent permitted by Applicable Law, NewCo will, and will cause its Affiliates and its licensees and Sublicensees to, promptly transfer to Novartis or its designee, solely for the Development, manufacture and Commercialization of Licensed Products, the entire right, title, and interest in and to all Know-How, including preclinical and clinical data, and all other supporting data, including pharmacology, toxicology, chemistry and biology data, and documented technical and other information or materials Controlled by NewCo and its Affiliates and Sublicensees to the extent related to the Development, manufacture and Commercialization of Licensed Products; provided that NewCo may retain a single copy of such items for its records as required by Applicable Law;

(iv) to the extent permitted by Applicable Law, NewCo will, and will cause its Affiliates and Sublicensees to, promptly transfer to Novartis or its designee all Regulatory Filings, Regulatory Approvals and Pricing and Reimbursement Approvals, the contents of Global Safety Database, records of all interactions with Regulatory Authorities, in each case to the extent related to Licensed Products, that NewCo, its Affiliates, licensees and Sublicensees Control as of the effective date of such termination; provided, however, that if NewCo is restricted under Applicable Law from transferring ownership of any of the foregoing items to Novartis or its designee, NewCo will grant, and hereby does grant, to Novartis (or its designee) a right of reference or use to such item. NewCo will take all permitted actions reasonably necessary to effect such transfer or grant of right of reference or use to Novartis or its designee;

(v) to the extent [*];

(vi) Novartis will have the right to purchase from NewCo (in whole or in part) all of the inventory of Licensed Compounds and Licensed Products held by or on behalf of NewCo or its Affiliates as of the effective date of termination at a price to be determined by the Parties in good faith at NewCo’s actual manufacturing cost, determined in accordance with NewCo’s Accounting Standards; provided, that NewCo will provide Novartis with assistance in confirming that the inventory of such Licensed Compounds or Licensed Products meets the applicable release specifications and were maintained under GMP conditions and remain GMP compliant as applicable, including, [*] enabling Novartis to conduct an audit of NewCo’s or its Affiliate’s Third Party holder or supplier of Licensed Compounds or Licensed Products;

(vii) for a period of [*] after the delivery of such notice, NewCo will provide such assistance as may be reasonably necessary to transfer manufacturing documents and materials that are Controlled by NewCo and its Affiliates (or their subcontractor(s)) and actually used and applied as of the date of such termination in the manufacture of Licensed Products, and cooperate with Novartis in reasonable respects to transfer to Novartis, or Novartis’ designated contract manufacturer, the manufacturing technologies (including all relevant Know-How) related to the Licensed Products that are used in the manufacture of the Licensed Products, and Novartis shall reimburse NewCo for such assistance at NewCo’s standard rates;

(viii) Novartis will thereafter indemnify, defend and hold NewCo and the NewCo Indemnitees harmless in the manner forth in Section 14.2(a) as if Novartis were NewCo and the NewCo Indemnitees were the Novartis Indemnitees, mutatis mutandis for all claims arising after the effective date of such termination, and NewCo’s indemnification obligations under that Section 14.2(a) shall thereupon cease for claims arising after the effective date of such termination;

(ix) if Novartis exercises the right to receive any of the reversion rights provided in this Section 12.2(c), in whole or in part, Novartis will pay to NewCo, in consideration of the rights granted to Novartis, an amount to be negotiated by the Parties taking in to account the relative contribution of the parties to the Development of the Licensed Product and the Licensed Product’s potential commercial value, given its state of development, such negotiation subject to Expedited Resolution if the Parties are unable to agree on such amount within [*] following Novartis’ exercise of its right to receive such reversion rights;

(x) to the extent that any personal data, including the Global Safety Database, is to be transferred pursuant to this Section 12.2(c), the Parties shall amend this Agreement or enter into a new agreement regarding data protection prior to such transfer; and

(d) except as set forth in this Section 12.2 and in Section 12.3, the rights and obligations of the Parties hereunder will terminate as of the date of such termination.

12.3 Survival. Expiration or termination of this Agreement will not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, Articles 1, 12, 14 and 15, and Sections, 2.3, 2.4, 4.3, 6.4, 8.6, 8.7, 9.1 and 9.2 will survive the expiration or termination of this Agreement for any reason. Article 10 (Confidentiality) of this Agreement will survive the termination or expiration of this Agreement for a period of [*] after the effective date of termination or expiration (as the case may be).

12.4 Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies will remain available except as agreed to otherwise herein. For the avoidance of doubt, nothing in this Agreement shall obligate a Party to terminate this Agreement if the other Party breaches any obligation of this Agreement, and failure to terminate this Agreement shall not prohibit or modify the recovery of damages available to it pursuant to Section 15.5 or at law.

13. REPRESENTATIONS, WARRANTIES AND COVENANTS

13.1 Representations and Warranties by Each Party. Each Party represents and warrants to the other as of the Effective Date that:

(a) it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

(b) it has full corporate power and authority to execute, deliver, and perform this Agreement, and has taken all corporate action required by law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

(c) this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles and public policy constraints (including those pertaining to limitations or exclusions of liability, competition laws, penalties and jurisdictional issues including conflicts of laws);

(d) all consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained;

(e) the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or result in a breach of any provision of its organizational documents; (ii) result in a breach of any agreement to which it is a party; or (iii) violate any law; and

(f) neither such Party nor, to the actual knowledge of such Party, any employee, agent or subcontractor of such Party involved or to be involved in the Development or manufacture of any Licensed Compound or Licensed Product has been debarred under Subsection (a) or (b) of Section 306 of the Federal Food, Drug and Cosmetic Act (21 USC §§ 335a).

13.2 Covenants by NewCo. NewCo covenants that:

(a) No Person who is known by NewCo (i) to have been debarred under Subsection (a) or (b) of Section 306 of the Federal Food, Drug and Cosmetic Act (21 USC §§ 335a), or (ii) to be on any of the FDA clinical investigator enforcement lists will be employed by or on behalf of NewCo or its Affiliates or their respective licensees or Sublicensees, or otherwise participate in the performance of any activities hereunder;

(b) Commencing prior to the initiation of clinical trials of any Licensed Product, NewCo will maintain, general liability insurance with limits not less than those reasonably suited to address claims that could reasonably arise from the Development and Commercialization of pharmaceutical products [*]. [*], NewCo will provide Novartis with evidence of NewCo’s insurance. NewCo will name Novartis as an additional insured party under such insurance policy, and will provide to Novartis at least [*] prior written notice of any change or cancellation to NewCo’s insurance program;

(c) NewCo will conduct its Development, manufacturing, and Commercialization activities relating to the Licensed Compound and Licensed Product(s) in accordance with Applicable Law (including data privacy laws, current international regulatory standards, including, as applicable, GMP, GLP, GCP, and other rules, regulations and requirements), and will cause any Affiliates, licensees, collaborators and Sublicensees to comply with such Applicable Laws; and

(d) NewCo will prosecute and maintain the Licensed Patents in good faith and using Commercially Reasonable Efforts.

13.3 Representations and Warranties by Novartis. Novartis represents and warrants to NewCo as of the Effective Date that:

(a) to the knowledge of the Novartis associates responsible for such matters, Exhibit C sets forth a true, complete and correct list of the Licensed Patents Controlled by Novartis or its Affiliates as of the Effective Date that claim the composition or method of use of Licensed Compounds;

(b) to the knowledge of the Novartis associates responsible for such matters, Exhibit B sets forth a true, complete and correct list of the Know-How Controlled by Novartis or its Affiliates as of the Effective Date that is necessary for the Development and Manufacture of the Licensed Compounds described on Exhibit A;

(c) Novartis and its Affiliates are the sole and exclusive owners of the entire right, title and interest in, to and under the Licensed IP, free and clear of all Encumbrances that would interfere with NewCo’s rights;

(d) Novartis is not a party to any license agreement with a Third Party under which Novartis licenses any of the Licensed IP (except as provided in Schedule 13.3(d)) and Novartis and its Affiliates have the right to grant the licenses to NewCo under this Agreement;

(e) each of the Licensed Patents properly identifies each and every inventor of the claims thereof as determined in accordance with the Applicable Laws of the jurisdiction in which such Licensed Patent is issued or patent application is pending;

(f) each Person who has or has had any rights in or to any Licensed IP has assigned by virtue of employment or written assignment its entire right, title and interest in and to such Licensed IP to Novartis or its Affiliates;

(g) there are no amounts that will be required to be paid to a Third Party that arise out of any agreement to which Novartis or any of its Affiliates is a party, as a result of the Development, manufacture or Commercialization of the Licensed Compounds or Licensed Products;

(h) to the knowledge of the Novartis associates responsible for such matters, Novartis has filed and prosecuted patent applications within the Licensed Patents in good faith and complied with all duties of disclosure with respect thereto;

(i) Except as set forth on Schedule 13.3(h), Novartis has not granted to any Third Party, including any academic organization or agency, any license, option or other rights to research, Develop, manufacture, use or Commercialize Licensed Compounds or Licensed Products;

(j) Novartis has not received in writing, and neither Novartis nor its associates responsible for such matters is aware, of any claims or allegations (including threatened interference actions or oppositions) alleging that the (1) research, Development, registration, manufacture, use or Commercialization of Licensed Compounds or Licensed Products infringes the Patent Rights or misappropriates the Know-How of any Third Party, (2) that a Third Party has any right or interest in or to the Licensed IP, or (3) that any of the Licensed Patents are invalid or unenforceable;

(k) to the knowledge of the Novartis associates responsible for such matters, there are no facts that could form the basis for the invalidation or unenforceability of the Licensed Patents;

(l) Novartis has not initiated or been involved in any proceedings or Claims in which it alleges that any Third Party is or was infringing or misappropriating any Licensed IP relating to Licensed Compounds or Licensed Products;

(m) to the knowledge of the Novartis associates responsible for such matters, there are no activities by Third Parties that would constitute infringement or misappropriation of the Licensed IP (in the case of pending claims, evaluating them as if issued); and

(n) Novartis has not entered into any agreement with any Third Party that is in conflict with the rights granted to NewCo under this Agreement, and has not taken any action that would in any way prevent it from granting the rights granted to NewCo under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to NewCo under this Agreement.

13.4 Covenants of Novartis. Novartis covenants that:

(a) it will not grant any interest in the Licensed IP that is inconsistent with the terms of this Agreement;

(b) if, at any time after execution of this Agreement, it becomes aware that it or any employee, agent or subcontractor of Novartis who participated in the Development or manufacture of a Licensed Compound or Licensed Product is on, or is being added to the FDA Debarment List or to any of the FDA clinical investigator enforcement lists, it will provide written notice of this to NewCo within [*] after becoming aware of this fact.

13.5 No Other Warranties. Except as expressly provided in this Article 13, nothing in this Agreement shall be construed as a representation made or warranty given by Novartis that it has been or will be successful in prosecuting any Licensed Patents, that any patents will issue based on pending applications or that any such pending applications or patents issued thereon will be valid. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 13, (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF NOVARTIS OR ITS AFFILIATES; AND (B) ALL OTHER CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE HEREBY EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

14. INDEMNIFICATION; LIABILITY

14.1 Indemnification by Novartis. Novartis will indemnify and hold NewCo, its Affiliates, and their respective officers, directors and employees (“NewCo Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from:

(a) the breach of any of the obligations, covenants, warranties or representations made by Novartis to NewCo under this Agreement; or

(b) subject to and except as provided in Sections 4.3, 6.4 and 13.5, any activities conducted by Novartis or its Affiliates or licensees with respect to the Licensed Compound or Licensed Products prior to the Effective Date;

provided, however, that Novartis will not be obliged to so indemnify, defend and hold harmless the NewCo Indemnitees for any Claims to the extent NewCo has an obligation to indemnify Novartis Indemnitees pursuant to Section 14.2 or to the extent that such Claims arise from the breach, negligence or willful misconduct of NewCo or the NewCo Indemnitees.

14.2 Indemnification by NewCo. NewCo will indemnify and hold Novartis, its Affiliates, and their respective officers, directors and employees (“Novartis Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from:

(a) actions by NewCo, its Affiliates, licensees and Sublicensees, and their respective employees, agents and subcontractors, in connection with the Development, manufacture or Commercialization of any Licensed Compound or Licensed Products, including, for the avoidance of doubt, all product liability claims (whether arising during Development, manufacture or Commercialization) relating to any Licensed Compound or Licensed Product (whether pursuant to design defect, manufacturing defect, failure to notify, or otherwise) after the Effective Date; or

(b) the breach of any of the obligations, covenants, warranties, or representations made by NewCo to Novartis under this Agreement;

provided, however, that NewCo will not be obliged to so indemnify, defend and hold harmless the Novartis Indemnitees for any Claims to the extent Novartis has an obligation to indemnify NewCo Indemnitees pursuant to Section 14.1 or to the extent that such Claims arise from the breach, negligence or willful misconduct of Novartis or the Novartis Indemnitees.

14.3 Indemnification Procedure.

(a) For the avoidance of doubt, all indemnification claims in respect of an NewCo Indemnitee or Novartis Indemnitee will be made solely by NewCo or Novartis, respectively.

(b) A Party seeking indemnification hereunder (“Indemnified Party”) will notify the other Party (“Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party of any Claim or fact in respect of which the Indemnified Party intends to base a claim for indemnification hereunder (“Indemnification Claim Notice”), but the failure or delay to so notify the Indemnifying Party will not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Claim is adversely affected thereby. The Indemnification Claim Notice will contain a description of the claim and the nature and amount of the Claim (to the extent that the nature and amount of such Claim is known at such time). Upon the request of the Indemnifying Party, the Indemnified Party will furnish promptly to the Indemnifying Party copies of all correspondence, communications and official documents (including court documents) received or sent in respect of such Claim.

(c) Subject to the provisions of Sections 14.3(d) and 14.3(e), the Indemnifying Party will have the right, upon written notice given to the Indemnified Party within [*] after receipt of the Indemnification Claim Notice, to assume the defense and handling of such Claim, at the Indemnifying Party’s sole expense, in which case the provisions of Section 14.3(d) will govern. The assumption of the defense of a Claim by the Indemnifying Party will not be construed as acknowledgement that the Indemnifying Party is liable to indemnify any indemnitee in respect of the Claim, nor will it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification. If it is ultimately decided that the Indemnifying Party is not obligated to indemnify or hold an Indemnitee harmless from and against the Claim, the Indemnified Party will reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any losses incurred by the Indemnifying Party in its defense of the Claim. If the Indemnifying Party does not give written notice to the Indemnified Party, within [*] after receipt of the Indemnification Claim Notice, of the Indemnifying Party’s election to assume the defense and handling of such Claim, the provisions of Section 14.3(e) will govern.

(d) Upon assumption of the defense of a Claim by the Indemnifying Party: (i) the Indemnifying Party will have the right to and will assume sole control and responsibility for dealing with the Claim; (ii) the Indemnifying Party may, at its own cost, appoint as counsel in connection with conducting the defense and handling of such Claim any law firm or counsel reasonably selected by the Indemnifying Party; (iii) the Indemnifying Party will keep the Indemnified Party informed of the status of such Claim; and (iv) the Indemnifying Party will have the right to settle the Claim on any terms the Indemnifying Party chooses; provided, however, that it will not, without the prior written consent of the Indemnified Party, agree to a settlement of any Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder or which admits any wrongdoing or responsibility for the claim on behalf of the Indemnified Party. The Indemnified Party will cooperate with the Indemnifying Party and will be entitled to participate in, but not control, the defense of such Claim with its own counsel and at its own expense. In particular, the Indemnified Party will furnish such records, information and testimony, provide witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation will include access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim, and making the Indemnified Party, the Indemnitees and its and their employees and agents available on a mutually convenient basis to provide additional information and explanation of any records or information provided.

(e) If the Indemnifying Party does not give written notice to the Indemnified Party as set forth in Section 14.3(c) or fails to conduct the defense and handling of any Claim in good faith after having assumed such, the Indemnified Party may, at the Indemnifying Party’s expense, select counsel reasonably acceptable to the Indemnifying Party in connection with conducting the defense and handling of such Claim and defend or handle such Claim in such manner as it may deem appropriate. In such event, the Indemnified Party will keep the Indemnifying Party timely apprised of the status of such Claim and will not settle such Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld. If the Indemnified Party defends or handles such Claim, the Indemnifying Party will cooperate with the Indemnified Party, at the Indemnified Party’s request but at no expense to the Indemnified Party, and will be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense.

14.4 Mitigation of Loss. Each Indemnified Party will take and will procure that its Affiliates take all such reasonable steps and action as are necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential losses or damages) under this Article 14. Nothing in this Agreement will or will be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

14.5 Special, Indirect and Other Losses. NO PARTY NOR ANY OF SUCH PARTY’S AFFILIATES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR FOR ANY ECONOMIC LOSS OR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 14 OR FOR A BREACH OF ARTICLE 9 OR ARTICLE 10 .

15. GENERAL PROVISIONS

15.1 Assignment. No Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that either Party may (i) assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates; or (ii) assign this Agreement in its entirety to a successor to all or substantially all of its business or assets to which this Agreement relates. Any permitted assignee will assume all obligations of its assignor under this Agreement. Any attempted assignment in contravention of the foregoing will be void. Subject to the terms of this Agreement, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors, heirs and permitted assigns.

15.2 Extension to Affiliates. NewCo will have the right to extend the rights, immunities and obligations granted in this Agreement to one or more of its Affiliates. All applicable terms of this Agreement will apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms apply to NewCo. NewCo will remain primarily liable for any acts or omissions of its Affiliates.

15.3 Severability. Should one or more provisions of this Agreement become void or unenforceable as a matter of law, then this Agreement will be construed as if such provision were not contained herein and the remainder of this Agreement will be in full force and effect, and the Parties will use their commercially reasonable efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

15.4 Governing Law and Jurisdiction. This Agreement will be governed by and construed under the laws of the State of New York, USA, without giving effect to the conflicts of laws provision thereof. The United Nations Convention on Contracts for the International Sale of Goods (1980) will not apply to the interpretation of this Agreement.

15.5 Dispute Resolution.

(a) In the event of a dispute relating to, arising out of or in any way connected with this Agreement or any term hereof, or the performance by either Party of its obligations hereunder (a “Dispute”), the Parties will refer the Dispute to the Alliance Managers for discussion and resolution. If the Alliance Managers are unable to resolve the Dispute within [*] after the Dispute is referred to them, either Party may require that the Parties forward the matter to the Senior Officers (or designees with similar authority to resolve such dispute), who will attempt in good faith to resolve the Dispute. If the Senior Officers cannot resolve the Dispute within [*] after the matter is referred to them, either Party will be free to initiate the arbitration proceeding set forth in Section 15.5(b) to resolve the matter.

(b) Any unresolved Disputes between the Parties, other than those expressly resolved pursuant to the Expedited Resolution procedure of Section 15.6, whether arising before or after termination of this Agreement, will be resolved by final and binding arbitration. Whenever a Party decides to institute arbitration proceedings, it will give written notice to that effect to the other Party. Arbitration will be held in Boston, Massachusetts, USA, in accordance with the commercial arbitration rules of the International Chamber of Commerce (“ICC”). The arbitration will be conducted by a panel of three (3) arbitrators appointed in accordance with ICC rules; provided that each Party will, within [*] after the institution of the arbitration proceedings, appoint an arbitrator, and such arbitrators will together, within [*], select a third arbitrator as the chair of the arbitration panel, and each arbitrator will have significant experience in the biopharmaceutical industry. If the two initial arbitrators are unable to select a third arbitrator with in such [*] period, the third arbitrator will be appointed in accordance with ICC rules. The arbitrators will render their opinion within [*] after the final arbitration hearing. No arbitrator (nor the panel of arbitrators) will have the power to award punitive damages, or to award costs and expenses of the proceeding or reasonable attorney’s fees to either Party under this Agreement and such award is expressly prohibited. Decisions of the panel of arbitrators will be final and binding on the Parties. Judgment on the award so rendered may be entered in any court of competent jurisdiction.

(c) Notwithstanding Section 15.4 and Section 15.5(b), any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent Right Covering the manufacture, use, importation, offer for sale or sale of any Licensed Compound or Licensed Product or of any trademark rights relating to any Licensed Product shall be submitted to a court of competent jurisdiction in the country in which such Patent Right or trademark rights were granted or arose.

15.6 Expedited Resolution. If a Party exercises its rights under this Agreement to refer a dispute to expedited resolution then the Parties will follow the expedited dispute resolution process in this Section 15.6 (and not the dispute resolution process in Section 15.5 of this Agreement) (“Expedited Resolution”). The Parties agree and acknowledge that any good faith dispute under Expedited Resolution will not be deemed to be a material breach of this Agreement. The Expedited Resolution will be fast-track, binding arbitration carried out in accordance with the following (a) the Parties will refer the matter to arbitration before a mutually acceptable independent arbitrator, who shall be experienced in the pharmaceutical business; (b) each Party will submit its final proposed terms to the other Party at least [*] prior to submission to the independent arbitrator; (c) the independent arbitrator will select between the two sets of terms (i.e., the independent arbitrator will select the more suitable set of terms submitted by the Parties, and will not propose a third set of terms), and shall render his or her opinion within [*] after the final arbitration hearing; and (d) the decision of the arbitrator shall be final and binding on the Parties, and shall not be subject to the dispute resolution provisions set forth in Section 15.5

15.7 Force Majeure. If either Party is prevented from performing its obligations under this Agreement as a result of any contingency beyond its reasonable control (“Force Majeure”), including any actions of governmental authorities or agencies, war, hostilities between nations, civil commotions, riots, national industry strikes, lockouts, sabotage, shortages in supplies, energy shortages, fire, floods and acts of nature such as typhoons, hurricanes, earthquakes, or tsunamis, the Party so affected will not be responsible to the other Party for any delay or failure of performance of its obligations hereunder, for so long as Force Majeure prevents such performance. In the event of Force Majeure, the Party immediately affected thereby will give prompt written notice to the other Party specifying the Force Majeure event complained of, and will use diligent efforts to cure such failure or omission as soon as is practicable after the occurrence of the Force Majeure event. Notwithstanding the foregoing, if such Force Majeure induced delay or failure of performance continues for more than [*], either Party may terminate this Agreement upon written notice to the other Party.

15.8 Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any particular term of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term by the other Party.

No waiver will be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

15.9 Relationship of the Parties. Nothing contained in this Agreement will be deemed to constitute a partnership, joint venture, or legal entity of any type between Novartis and NewCo, or to constitute one as the agent of the other. Moreover, each Party will not construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party will act solely as an independent contractor, and nothing in this Agreement will be construed to give any Party the power or authority to act for, bind, or commit the other.

15.10 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt); or (b) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses as a Party may designate by notice):

If to NewCo:

Third Harmonic Bio, Inc.

c/o Atlas Ventures

[*]

with a required copy to:

[*]

If to Novartis:

Novartis International Pharmaceutical Ltd.

[*]

with a required copy to:

Novartis Institutes for BioMedical Research, Inc.

[*]

15.11 Further Assurances. NewCo and Novartis will execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

15.12 Compliance with Law. Each Party will perform its obligations under this Agreement in accordance with all Applicable Laws. No Party will, or will be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Law.

15.13 No Third Party Beneficiary Rights. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they will not be construed as conferring any rights to any Third Party (including any third party beneficiary rights).

15.14 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

15.15 Expenses. Except as otherwise expressly provided in this Agreement, each Party will pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.

15.16 Entire Agreement. This Agreement, together with its Exhibits and schedules, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter, including the Existing CDA. In the event of any conflict between a substantive provision of this Agreement and any Exhibit or schedule hereto, the substantive provisions of this Agreement will prevail.

15.17 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Signatures provided by facsimile transmission or in Adobe Portable Document Format (.pdf) sent by electronic mail shall be deemed to be original signatures.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

NOVARTIS INTERNATIONAL PHARMACEUTIC LTD.		THIRD HARMONIC BIO, INC.

By:	/s/ Simone Pfirter	By:	/s/ Michael Glastone
Name: Simone Pfirter		Name: Michael Gladstone
Title: Authorized Signatory		Title: Acting Chief Executive Officer

By:	/s/ Sylvain Beltzung
Name: Sylvain Beltzung
Title: Authorized Signatory

EXHIBIT A

[*]

EXHIBIT B

NOVARTIS KNOW-HOW

EXHIBIT D

EXHIBIT E

EXHIBIT F

Investment Letter

Third Harmonic Bio, Inc.

400 Technology Square, 10th Floor

Cambridge, MA 02139

Dear Sirs:

In order to induce Third Harmonic Bio, Inc., a Delaware corporation (the “Company”), to issue and sell to the undersigned shares (the “Shares”) of Series A-1 Preferred Stock, $0.0001 par value per share, of the Company (the “Series A-1 Preferred Stock”) to Novartis Institutes for Biomedical Research, Inc. (“Novartis”), as provided hereunder, pursuant to and in satisfaction of the Company’s obligations under that certain License Agreement to be entered into between the Company and Novartis on or about the date hereof (the “License Agreement”):

1. The Company represents, warrants and covenants as follows:

(a) Share Issuance

(i) At the First Tranche Closing (as defined in the Series A Preferred Stock Purchase Agreement, by and among the Company and the Purchasers (as defined therein) (the “Series A Preferred Stock Purchase Agreement”), the Company shall issue to Novartis [•]1 shares of Series A-1 Preferred Stock.

(ii) Within ten (10) business days after the Second Tranche Closing (as defined in the Series A Preferred Stock Purchase Agreement) the Company shall issue to Novartis an additional number of shares of Series A-1 Preferred Stock such that Novartis, immediately following the Second Tranche Closing and such issuance, will hold fifteen percent (15%) of the Fully Diluted Capitalization of the Company.

(iii) Within ten (10) business days after the Third Tranche Closing (as defined in the Series A Preferred Stock Purchase Agreement) the Company shall issue to Novartis an additional number of shares of Series A-1 Preferred Stock such that Novartis, immediately following the Third Tranche Closing and such issuance, will hold fifteen percent (15%) of the Fully Diluted Capitalization of the Company.

Notwithstanding the foregoing, (x) in the event that the Company issues and sells shares of its preferred stock in a financing transaction in lieu of and prior to conducting the Second Tranche Closing or the Third Tranche Closing, as the case may be (an “Alternative Financing”), then within ten (10) business days after the closing of such Alternative Financing, the Company shall issue to Novartis an additional number of shares of Series A-1 Preferred Stock such that Novartis, immediately following the closing of such Alternative Financing and such issuance, will hold fifteen percent (15%) of the Fully Diluted Capitalization of the Company; (y) the Company

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Note to draft: Novartis to be issued shares representing 15% of the Fully Diluted Capitalization at the first closing, then the number of shares necessary to maintain that 15% at each closing of the subsequent tranches.

shall have no obligation hereunder to issue to Novartis any Shares (I) following such time as the Company has issued and sold securities having an aggregate purchase price of $30,000,000 since its incorporation (whether pursuant to the Series A Preferred Stock Purchase Agreement, an Alternative Financing or otherwise) or (II) with respect to any securities issued and sold by the Company that generate proceeds in excess of such $30,000,000; and (z) the Company shall have no obligation hereunder to issue to Novartis more than 6,383,142 Shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A- 1 Preferred Stock).

“Fully Diluted Capitalization” means the sum of (A) all shares of common stock, $0.0001 par value per share, of the Company (the “Common Stock”) then outstanding, (B) all shares of preferred stock of the Company then outstanding, (C) all shares of Common Stock issuable upon exercise, conversion or exchange of all convertible securities of the Company then outstanding (including those issued under a stock incentive plan of the Company) and (D) all shares reserved for issuance under a stock incentive plan of the Company.

(b) The Company is not a “pilot program U.S. business” as that term is defined in 31 C.F.R. § 801.213.

(c) The Company does not engage in the design, fabrication, development, testing, production or manufacture of critical technologies within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof and has no current intention of engaging in such activities in the future.

(d) The Company has not taken, and has no current intention of taking, any of the following actions: […] The design, fabrication, development, testing, production or manufacture of “critical technologies” as defined by 31 C.F.R. § 801.204, as amended.

(e) If, to the knowledge of the Company, at any time the Company (i) is deemed to be a “pilot program U.S. business” as that term is defined in 31 C.F.R. § 801.213 or (ii) engages in the design, fabrication, development, testing, production or manufacture of “critical technologies” as defined by 31 C.F.R. § 801.204, as amended, then the Company shall provide written notice to Novartis within 10 business days of knowledge of such designation or engagement.

2. Novartis represents, warrants and covenants as follows:

(a) Novartis is acquiring the Shares, and the shares of Common Stock issuable upon conversion of the Shares (together with the Shares, the “Securities”) for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Securities in violation of the Securities Act of 1933 (the “Securities Act”), or any rule or regulation under the Securities Act.

(b) Novartis has had such opportunity as it has deemed adequate to obtain from representatives of the Company such information as is necessary to permit it to evaluate the merits and risks of its investment in the Company.

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(c) Novartis has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the purchase of the Shares and to make an informed investment decision with respect to such purchase.

(d) Novartis can afford a complete loss of the value of the Securities and is able to bear the economic risk of holding such Securities for an indefinite period.

(e) Novartis understands that (i) the Securities have not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act; (ii) the Securities cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available; (iii) in any event, the exemption from registration under Rule 144 or otherwise may not be available for at least one year and even then will not be available unless a public market then exists for the Common Stock, adequate information concerning the Company is then available to the public, and other terms and conditions of Rule 144 are complied with; and (iv) there is now no registration statement on file with the Securities and Exchange Commission with respect to any stock of the Company and the Company has no obligation or current intention to register the Shares under the Securities Act.

(f) A legend substantially in the following form will be placed on any certificates representing the Securities:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required.”

(g) Novartis agrees that, in connection with its acquisition of the Shares, Novartis will become a party to, bound by, and subject to the terms of (i) the Voting Agreement, dated on or about the date hereof, by and among the Company and the Stockholders named therein, as may be further amended and/or restated from time to time; (ii) the Right of First Refusal and Co-Sale Agreement, dated on or about the date hereof, by and among the Company, the Investors and the Common Holders named therein, as may be further amended and/or restated from time to time; and (iii) the Investors’ Rights Agreement, dated on or about the date hereof, by and among the Company, the Investors and the Common Holders named therein, as may be further amended and/or restated from time to time (the “Investors’ Rights Agreement”).

In addition, as long as Novartis continues to own all of the Shares issued by the Company to Novartis pursuant to the License Agreement (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A-1 Preferred Stock), the Company shall invite a representative of Novartis (who shall be reasonably acceptable to the Company’s Board of Directors (the “Representative”) to attend all meetings (in-person, telephonic or otherwise) of the Board of Directors in a non- voting observer capacity and, in this respect, shall give such Representative copies of all notices, minutes, consents, and other materials that it provides to its directors, except that the Representative may be excluded from access to any material or meeting or portion thereof if the Board of Directors determines in good faith, that such exclusion is necessary to preserve the attorney-client privilege or to protect

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highly confidential proprietary information (unless covered by an enforceable confidentiality agreement), or that the disclosure of such information would jeopardize the Company’s client or vendor relationships. Novartis hereby agrees that any confidential information provided to or learned by it in connection with its rights under this letter shall be subject to the confidentiality provisions set forth in the License Agreement. In addition, the Representative shall be required to execute a confidentiality agreement, in a form reasonably acceptable to the Company.

In addition, the Company shall deliver to Novartis as soon as practicable, but in any event within one hundred fifty (150) days after the end of each fiscal year of the Company, commencing with the fiscal year ending December 31, 2019, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of nationally recognized standing selected by the Company; provided, however, that if the Major Investors (as defined in the Investors’ Rights Agreement) waive the right to receive audited financial statements under Section 3.1 of the Investors’ Rights Agreement, then the Company shall have no obligation to provide audited financial statements to Novartis pursuant to this paragraph, provided that the Company shall deliver to Novartis the unaudited items in clauses (i), (ii) and (iii) above in lieu of such audited financial statements.

The rights described in the two preceding paragraphs shall terminate and be of no further force or effect upon (a) such time as less than all of the Shares issued by the Company pursuant to the License Agreement (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A-1 Preferred Stock) are held by the Novartis; (b) the consummation of the sale of the Company’s securities pursuant to a registration statement filed by the Company under the Securities Act in connection with the firm commitment underwritten offering of its securities to the general public; or (c) the consummation of a merger or consolidation of the Company that is effected (i) for independent business reasons unrelated to extinguishing such rights; and (ii) for purposes other than (A) the reincorporation of the Company in a different state; or (B) the formation of a holding company that will be owned exclusively by the Company’s stockholders and will hold all of the outstanding shares of capital stock of the Company’s successor. The confidentiality obligations referenced herein will survive any such termination.

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IN WITNESS WHEREOF, the parties have executed this Investment Letter as of the dates set forth below.

NOVARTIS INSTITUTES FOR BIOMEDICAL RESEARCH, INC.

By:	Date:
Name:
Title:

THIRD HARMONIC BIO, INC.

By:	Date:
Name:
Title:

SCHEDULE 13.3(d)

SCHEDULE 13.3(h)

AMENDMENT TO LICENSE AGREEMENT

This Amendment to License Agreement (this “Amendment”) is entered into as of April 28, 2020 (the “Amendment Date”) by and between Novartis International Pharmaceutical Ltd., a for profit corporation with its principal place of business at Lichtstrasse 35, CH-4056 Basel, Switzerland (“Novartis”) and Third Harmonic Bio, Inc. (hereinafter referred to as “NewCo”). Novartis and NewCo are each referred to individually as a “Party” and together as the “Parties.”

WHEREAS, NewCo and Novartis are parties to that certain License Agreement effective as of June 28, 2019 (the “Agreement”);

WHEREAS, Novartis has determined that certain Know-How pertaining to [*], a compound related to Licensed Compounds, was intended to be listed in Exhibit B and included within the Licensed Know-How;

WHEREAS, Novartis and NewCo have agreed to amend Exhibit B to incorporate such Know-How into the Licensed Know-How;

WHEREAS, Novartis has agreed to transfer a certain quantity of non-GMP grade [*] to NewCo; and

WHEREAS, Novartis has determined that the structure of Licensed Compound [*] should be updated to [*].

NOW, THEREFORE, the Parties agree as follows:

1. Exhibit A of the Agreement is hereby replaced in its entirety with the Exhibit A attached hereto.

2. Exhibit B of the Agreement is hereby replaced in its entirety with the Exhibit B attached hereto and the content of such replacement Exhibit B will be considered to be Licensed Know- How.

3. Novartis hereby agrees to transfer to NewCo [*]. Within [*] after the Amendment Date, Novartis will make available for pick-up [*] the [*] Material as such [*] Material then exists, from Novartis’ facilities where such [*] Material is currently stored. The pick-up of the [*] Material must be completed within [*] after the date that Novartis notifies NewCo that such [*] Material is available for pick up. Any [*] Material not picked up by the end of such [*] period may be disposed of by Novartis in its sole discretion. In addition, the provisions of Sections 6.3 and 6.4 of the Agreement will apply mutatis mutandis to the [*] Material.

4. This Amendment is effective upon the Amendment Date and is and will be deemed to be an integral part of the Agreement.

5. Any initially capitalized terms not otherwise defined herein shall have the meanings given in the Agreement.

6. Except as expressly amended hereby, all terms of the Agreement shall remain unchanged and in full force and effect.

7. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the Amendment Date.

NOVARTIS INTERNATIONAL PHARMACEUTICAL LTD.		THIRD HARMONIC BIO, INC.

By:	/s/ Simone Pfirter	By:	/s/ Michael Gladstone
Name: Simone Pfirter		Name: Michael Gladstone
Title: Head of NIBR General Legal Europe		Title: President and CEO

Date: 4/17/20

By:	/s/ Beltzung Sylvain

Exhibit A

Exhibit B

SECOND AMENDMENT TO LICENSE AGREEMENT

This Second Amendment to License Agreement (this “Second Amendment”) is entered into as of March 17, 2022 (the “Second Amendment Date”) by and between Novartis Pharma AG a corporation with its principal place of business at Lichtstrasse 35, CH-4056 Basel, Switzerland and a successor in interest to Novartis International Pharmaceutical Ltd. (“Novartis”), and Third Harmonic Bio, Inc. (hereinafter referred to as “NewCo”). Novartis and NewCo are each referred to individually as a “Party” and together as the “Parties.”

WHEREAS, NewCo and Novartis are parties to that certain License Agreement effective as of June 28, 2019 (the “Agreement”);

WHEREAS, Novartis transferred certain additional Know-How pertaining to Licensed Compounds on December 21, 2021 (the “Delivery Date”), which Know-How constitutes Licensed Know-How under the Agreement;

WHEREAS, Novartis and NewCo wish to amend Exhibit B of the Agreement to reflect such additional Licensed Know-How;

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1. Exhibit B of the Agreement is hereby replaced in its entirety with the Exhibit B attached hereto and the content of such replacement Exhibit B will be considered to be Licensed Know-How.

2. This Second Amendment is effective as of the Delivery Date and is and will be deemed to be an integral part of the Agreement.

3. Any initially capitalized terms not otherwise defined herein shall have the meanings given in the Agreement.

4. Except as expressly amended hereby, all terms of the Agreement shall remain unchanged and in full force and effect.

5. This Second Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Second Amendment as of the Second Amendment Date.

NOVARTIS PHARMA AG		THIRD HARMONIC BIO, INC.

By:	/s/ Simone Pfirter	By:	/s/ Natalie Holles
Name: Simone Pfirter		Name: Natalie Holles
Title: Head NIBR General Legal Europe		Title: CEO

By:	/s/ Petra Grohmann-Moesching
Name: Petra Grohmann-Moesching
Title: Head Finance NIBR Europe

Exhibit B